UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

364-Day Revolving Credit Agreement

On October 9, 2015, Lockheed Martin Corporation (the “Corporation”) entered into a 364-Day Credit Agreement (the “364-Day Credit Agreement”), among the Corporation, as Borrower, the lenders listed therein (the “Lenders”), Citibank, N.A., as Syndication Agent (“Citibank”), JPMorgan Chase Bank, N.A. (“JPMCB”), Goldman Sachs Bank USA (“Goldman Sachs”), Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate and Investment Bank (“Credit Agricole”), Mizuho Bank, Ltd. (“Mizuho”) and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A. (“BofA”), as Administrative Agent, providing for a $7.0 billion senior unsecured 364-Day revolving credit facility. The 364-Day Credit Agreement is available for general corporate purposes, including to provide all or a portion of the financing required for the Corporation to consummate its pending acquisition of Sikorsky Aircraft Corporation and certain affiliated entities from United Technologies Corporation (“UTC”) pursuant to the terms and conditions set forth in the Stock Purchase Agreement dated as of July 19, 2015 by and between the Corporation and UTC and certain subsidiaries of UTC (the “Sikorsky Acquisition”).

Borrowings under the credit facility are unsecured and bear interest at rates, based, at the Corporation’s option, on the “Base Rate” of interest in effect or the “Eurodollar Rate,” which is a periodic fixed rate based on LIBOR with a term equivalent to the interest period for such borrowing, plus the “Eurodollar Margin”. The “Base Rate” of interest is the highest of (i) BofA’s prime rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) one-month LIBOR plus 1.00%. The “Eurodollar Margin” ranges from 0.815% to 1.125% per annum based upon the Corporation’s senior unsecured long-term debt securities credit ratings (the “Credit Ratings”). A Facility Fee accrues and is payable quarterly in arrears at a rate ranging from 0.06% to 0.125% per annum (based upon the Corporation’s Credit Ratings) on the aggregate commitments under the 364-Day Credit Agreement.

The 364-Day Credit Agreement matures on October 7, 2016, however, the Corporation has the option (a “Term-Out Election”) to cause any loans outstanding on the maturity date to be continued as one-year term loans on the same terms and conditions. Upon any Term-Out Election, the Corporation shall pay a fee equal to 0.75% of the aggregate principal amount of the outstanding loans to be converted to term loans. Following the Term-out Election, the Company shall continue to pay the Facility Fee on the aggregate principal amount of the outstanding terms loans under the 364-Day Credit Agreement.

The 364-Day Credit Agreement contains customary representations, warranties and covenants, including covenants restricting the Corporation’s and certain of our subsidiaries’ ability to encumber assets and the Corporation’s ability to merge or consolidate with another entity. Further, the 364-Day Credit Agreement contains a covenant requiring that the Corporation not exceed a maximum leverage ratio of 65%, which is calculated as a ratio of Debt (as defined in the 364-Day Credit Agreement) to the sum of Debt and Stockholders’ Equity (as defined in the 364-Day Credit Agreement), each on a consolidated basis (the “Leverage Ratio Covenant”). The

Leverage Ratio Covenant (1) is calculated without giving effect to the impact on Stockholders’ Equity from the re-measurement of the Corporation’s post-retirement benefit plans pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 715, Compensation-Retirement Benefits, and (2) excludes from the calculation of Debt up to (x) $200 million of Debt of the Corporation’s consolidated subsidiaries and (y) $500 million of Debt consisting of guarantees.

Subject to certain exceptions, net cash proceeds arising from certain equity issuances by the Corporation or debt issuances by the Corporation or certain of its subsidiaries will result in a mandatory reduction of the total commitments and, to the extent such proceeds exceed the unused portion of the total commitments under the 364-Day Credit Agreement, mandatory prepayment of any loans outstanding under the 364-Day Credit Agreement in the amount of such excess. In addition, the Corporation may terminate, in whole or in part, the unused portion of the total commitments under the 364-Day Credit Agreement at any time during the term of the 364-Day Credit Agreement. Once terminated, a commitment may not be reinstated.

The obligations of the Corporation to pay amounts outstanding under the 364-Day Credit Agreement may be accelerated upon the occurrence of an “Event of Default” as defined in the 364-Day Credit Agreement. Such Events of Default include (1) the Corporation’s failure to pay when due the principal of, or within 5 days when due, the interest on, borrowings under the credit facility, (2) the Corporation’s failure to comply with certain covenants contained in the 364-Day Credit Agreement (after expiration of any applicable grace periods), (3) any representation or warranty of the Corporation in the 364-Day Credit Agreement proving to be incorrect in any material respect when made, (4) the Corporation’s default on or acceleration of any Material Debt (as defined in the 364-Day Credit Agreement), (5) the bankruptcy or insolvency of the Corporation, or (6) a change in control of the Corporation.

The foregoing description of the 364-Day Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 364-Day Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Five-Year Revolving Credit Agreement

On October 9, 2015, the Corporation entered into a Five-Year Credit Agreement (the “5-Year Credit Agreement”), among the Corporation, as Borrower, the lenders listed therein (the “Lenders”), JPMCB, as Syndication Agent, Citibank, Credit Agricole and Mizuho, as Documentation Agents, and BofA, as Administrative Agent. The Five-Year Credit Agreement consists of a $2.5 billion five-year unsecured revolving credit facility. The Corporation may from time to time request and the Lenders may grant, at their discretion, an increase to the total commitments under the credit facility by an additional amount of up to $500 million (for an aggregate amount of up to $3.0 billion). The Five-Year Credit Agreement is available for any lawful corporate purposes of the Corporation, including supporting commercial paper borrowings.

The 5-Year Credit Agreement replaces the Corporation’s Five-Year Revolving Credit Agreement dated as of August 14, 2014 (the “Former Credit Agreement”), among the Corporation, the lenders listed therein, BofA, as administrative agent, and the other parties thereto, which was scheduled to mature on August 14, 2019. The Former Credit Agreement, which had a total capacity of $1.5 billion and was undrawn, was terminated effective October 9, 2015.

The 5-Year Credit Agreement matures on October 9, 2020, however, the Corporation may request that commitments be renewed for one-year periods under certain circumstances as set forth in the 5-Year Credit Agreement.

Borrowings under the credit facility are unsecured and bear interest at rates, based, at the Corporation’s option, on the “Base Rate” of interest in effect, the “Eurodollar Rate,” which is a periodic fixed rate based on LIBOR with a term equivalent to the interest period for such borrowing, plus the “Eurodollar Margin”, or a rate determined by a competitive bid process with a margin over or under the Eurodollar Rate or at an absolute rate. The “Base Rate” of interest is the highest of (i) BofA’s prime rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) one-month LIBOR plus 1.00%. The “Eurodollar Margin” ranges from 0.69% to 1.10% per annum based upon the Corporation’s senior unsecured long-term debt securities credit ratings (the “Credit Ratings”). A Facility Fee accrues and is payable quarterly in arrears at a rate ranging from 0.06% to 0.15% per annum (based upon the Corporation’s Credit Ratings) on the aggregate commitments under the 5-Year Credit Agreement.

The 5-Year Credit Agreement contains customary representations, warranties and covenants similar to those in the 364-Day Credit Agreement, including the Leverage Ratio Covenant described above.

The Corporation may terminate, in whole or in part, the unused portion of the total commitments under the 5-Year Credit Agreement at any time during the term of the 5-Year Credit Agreement. Once terminated, a commitment may not be reinstated.

The obligations of the Corporation to pay amounts outstanding under the 5-Year Credit Agreement may be accelerated upon the occurrence of an “Event of Default” as defined in the 5-Year Credit Agreement. Such Events of Default are similar to those in the 364-Day Credit Agreement described above.

The foregoing description of the 5-Year Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 5-Year Credit Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

No borrowings under the 364-Day Credit Agreement or the 5-Year Credit Agreement were made at closing.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Corporation and the Corporation’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, trust or agency, foreign exchange, advisory or other financial services, for which they received, or will receive, customary fees and expenses.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with and at the time that the Corporation entered into the 5-Year Credit Agreement, on October 9, 2015, the Former Credit Agreement originally scheduled to expire on August 14, 2019, was terminated. There were no outstanding borrowings or letters of credit issued under the Former Credit Agreement at the time of termination, and no termination penalties were paid as a result of the termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K and Item 8.01 is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01 Other Events.

On October 9, 2015, the Corporation updated its commercial paper program (the “Program”) pursuant to which the Corporation can issue short-term unsecured commercial paper notes (the “Notes”) pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Amounts available under the Program may be borrowed, repaid and re-borrowed from time to time, with an aggregate principal amount of the Notes outstanding under the Program at any time not exceeding $2.5 billion. The Notes will have maturities of up to 397 days from the date of issuance. The Notes will rank at least pari passu with the Corporation’s other unsecured and unsubordinated indebtedness. The Corporation expects to use the net proceeds from the sale of the Notes to pay a portion of the purchase price for the Sikorsky Acquisition and for other general corporate purposes. The 5-Year Credit Agreement is available to support the Corporation’s borrowings under the Program.

Two commercial paper dealers will each act as a dealer under the Program pursuant to the terms and conditions of the respective commercial paper dealer agreement entered into between the Corporation and each dealer. The Corporation may engage additional commercial paper dealers to act as a dealer under the Program. A national bank will act as the issuing and paying agent under the Program pursuant to an issuing and paying agent agreement.

Our ability to issue the Notes will be impacted by many factors including our credit ratings, liquidity of the capital markets, and economic factors. Accordingly, we cannot provide assurance that we will have access to the commercial paper market or that the terms of any Notes will be acceptable to us.

The Notes have not been and will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The information contained in this Current Report on Form 8-K is neither an offer nor a solicitation of an offer to buy any securities.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	364-Day Credit Agreement dated as of October 9, 2015, among Lockheed Martin Corporation, the lenders listed therein, and Bank of America, N.A., as administrative agent.

10.2	Five-Year Credit Agreement dated as of October 9, 2015, among Lockheed Martin Corporation, the lenders listed therein, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lockheed Martin Corporation

Date: October 13, 2015	by:	/s/ Stephen M. Piper
Stephen M. Piper
Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	364-Day Credit Agreement dated as of October 9, 2015, among Lockheed Martin Corporation, the lenders listed therein, and Bank of America, N.A., as administrative agent.

10.2	Five-Year Credit Agreement dated as of October 9, 2015, among Lockheed Martin Corporation, the lenders listed therein, and Bank of America, N.A., as administrative agent.